EXHIBIT 11.1


                                 WORLDTEX, INC.
                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                  (Dollars in thousands except share amounts)


                                                       Three Months Ended
                                                            March 31,
                                                       1998          1997
                                                       ----          ----


Net income                                       $     2,151          2,666
                                                 ===========    ===========
shares:
   Weighted average number of
     shares outstanding                           14,428,671     14,404,410
                                                 ===========    ===========

Basic earnings per share (1)                     $      .15            .19
                                                 ===========    ===========

Shares:
   Weighted average number of
     shares outstanding                          14,428,671     14,547,557
   Assumed exercise of options                      352,856        526,071
                                                -----------    -----------

   Total average number of common
     and common equivalent shares
     used for diluted computation                14,781,527     14,930,481
                                                ===========    ===========
Diluted earnings per share (2)                  $       .15            .18
                                                ============   ===========


(1) Basic earnings per share are calculated based upon the weighted average number of common shares outstanding during the period.

(2)        Diluted  earnings  per share are  calculated  based upon the weighted
           average  number  of  common  shares  and  common   equivalent  shares
           outstanding during the period.